Exhibit 10.18
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT, is made and entered into as of June 11, 2007 (the “Agreement”), by and between IASIS Healthcare Management Company (the “Company”), and Kirk Olsen (the “Executive”).
WHEREAS, the Company desires that the Executive serve as Market President for the State of Utah, and the Executive desires to hold such position under the terms and conditions of this Agreement; and
WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions of the employment relationship of the Executive with the Company.
NOW, THEREFORE, intending to be legally bound hereby, the parties agree as follows:
1. Employment. The Company hereby employs the Executive and the Executive hereby accepts employment with the Company, upon the terms and subject to the conditions set forth herein.
2. Term. Subject to earlier termination pursuant to Section 8 below, the term of the Executive’s employment pursuant to this Agreement shall commence on July 31, 2007 (the “Effective Date”), and continue for a period of twenty eight months (the “Initial Term”). Thereafter, this Agreement will continue for successive terms of one year (the “Renewal Terms”) unless either of the parties gives notice to the other party, in accordance with Paragraph 14, of an intent to terminate the Agreement at the end of the current term with such notice required to be provided more than ninety days prior to the end of the Initial Term or sixty days prior to the conclusion of any successive Renewal Term.
3. Position. During the Term, the Executive shall serve as the Company’s Market President for Utah, performing duties commensurate with the position of Market President and performing such additional duties as the Board of Directors of the Company (the “Board”) shall determine.
4. Duties. During the Term, the Executive shall devote his full time and attention to the business and affairs of the Company (the “Business”); provided, however, that it shall not be a violation of this Agreement for the Executive to (a) devote reasonable periods of time to charitable and community activities and industry and professional activities and/or (b) manage personal business interests and investments, so long as such activities do not interfere with the performance of the Executive’s responsibilities under this Agreement.
5. Salary and Bonus.
(a) During the Term of this Agreement, the Company shall pay Executive an annual base salary of $425,000 per year (the “Base Salary”). The Base Salary shall be payable to the Executive in substantially equal installments in accordance with the Company’s normal payroll practices.

(b) Executive shall be eligible to participate in the IASIS Market Executive Incentive Plan (the “Plan”). For the fourth quarter of fiscal year 2007(ending on September 30, 2007), Executive will receive payment under the Plan based on the performance of the Utah market as defined in the Plan, with a guaranteed minimum payment of $53,125.00. For fiscal years 2008 and 2009 (such fiscal years running from October 1 to September 30), Executive will receive a minimum bonus of fifty percent (50%) of his earnings for each such fiscal year. If the Utah market performance exceeds defined goals as described by the Market Executive Incentive Plan, Executive will be eligible for additional compensation in accordance with the Plan, at the discretion of the Company. Executive must be employed at the time such bonuses are scheduled for payment, typically January of each year, to be eligible for receipt of any such bonus described herein, except as may be otherwise provided below.
6. Equity Incentive Awards. On the Effective Date, the Executive shall become eligible to participate in the Company’s stock option plan. Executive will be recommended to receive fifty thousand (50,000) shares in the Company, subject to approval of the Company’s Board of Directors.
7. Benefits.
(a) During the Term, Executive shall be entitled to up to four (4) weeks of paid vacation per year.
(b) Executive shall be permitted during the Term to participate in any group life, hospitalization or disability insurance plans, health programs, fringe benefit programs and similar benefits that may be available to other executives of the Company generally, on the same terms as such other executives, in each case to the extent that Executive is eligible under the terms of such plans or programs. Participation in such plans or programs will begin the first day of the month following thirty (30) days of employment.
(c) Executive will be eligible to participate in the IASIS Healthcare 401(k) Plan as outlined in the Company’s benefits package.
8. Termination of Agreement. The Executive’s employment by the Company pursuant to this Agreement shall not be terminated prior to the end of the Term except as set forth in this Section 8.
(a) By Mutual Consent. The Executive’s employment pursuant to this Agreement may be terminated at any time by the mutual written agreement of the Company and the Executive.

(b) Death or Disability. The Executive’s employment pursuant to this Agreement may be terminated by the Company or by the Executive (i) in the event that the Executive suffers a physical or mental disability entitling Executive to long-term disability benefits under the Company’s long-term disability plan, if any, or (ii) in the absence of a Company long-term disability plan, in the event that the Executive is unable, as determined by the Board of Directors (or any designated Committee of the Board), to perform the essential functions of his regular duties and responsibilities, with a reasonable accommodation if necessary, due to death or a medically determinable physical or mental illness. In the event the Executive’s employment is terminated pursuant to this Section 8(b), the Executive shall be entitled to receive, at such time when the same would have been paid to the Executive under standard Company practice, all Base Salary and benefits owed to the Executive under this Agreement, pro-rated through the Date of Termination, a pro-rata portion of the Executive’s then-current target bonus payable under Section 5(b), and any other unpaid benefits (including disability benefits) to which he is otherwise entitled under any plan, policy or program of the Company applicable to the Executive as of the Date of Termination.
(c) For Cause. The Executive’s employment pursuant to this Agreement may be terminated by written notice to the Executive (“Notice of Termination”) upon the occurrence of any of the following events (each of which shall constitute “Cause” for termination): (i) the failure by Executive to substantially perform his duties under this Agreement after having failed to cure such failure within thirty (30) days of receiving notice of a determination by the Company of such a failure; (ii) the willful engaging in misconduct which is materially and substantially injurious to the Company, monetarily or otherwise; (iii) the Executive’s conviction of a felony or of a crime involving dishonesty or moral turpitude, including, without limitation, any act or crime involving misappropriation or embezzlement of Company assets or funds; (iv) willful or material wrongdoing by the Executive, including, but not limited to, acts of dishonesty or fraud, which could be expected to have a materially adverse effect monetarily or otherwise on the Company or its subsidiaries or affiliates, as determined by the Company and its Board of Directors; (v) material breach by the Executive of his fiduciary duty to the Company or its stockholders; or (vi) the Executive’s intentional violation of any applicable local, state or federal law or regulation affecting the Company in any material respect, as determined by the Company and its Board of Directors. In the event the Executive’s employment is terminated pursuant to this Section 8(c), the Executive shall be entitled to receive all Base Salary and benefits to be paid or provided to the Executive under this Agreement, pro-rated through the Date of Termination, and any other unpaid benefits to which he is otherwise entitled under any plan, policy or program of the Company applicable to the Executive as of the Date of Termination, and no more.
(d) Without Cause. The Executive’s employment pursuant to this Agreement may be terminated by the Company at any time without Cause by delivery of a Notice of Termination to the Executive thirty (30) days in advance of the effective date of such termination. In the event the Executive’s employment is terminated pursuant to this Section 9(d), the Executive shall be entitled to receive (i) on or before the Date of Termination, all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination, and (ii) any remaining compensation to which Executive is entitled under this Agreement through the current term of this Agreement. The amount referred to in clause (ii) above shall be referred to as the “Severance Amount” and shall be payable, at the Company’s discretion, in either a lump sum or in accordance with the Company’s normal payroll practices. As a condition to receiving the Severance Amount, Executive agrees to sign, at the time of termination of his employment, a release in favor of the Company in a of all claims against the Company in a form acceptable to the Company.

(e) Sale of Company. In the event that all or substantially all of the Company’s assets located in the Utah market are sold to another entity during the Initial Term of the Agreement as part of a sale of the entire Company or otherwise, and that such sale results in the termination of Executive’s employment, or the Executive being required to relocate from Utah, Executive will be entitled (i) all Base Salary and benefits to be paid or provided to the Executive under this Agreement during the Initial Term, and (ii) a severance amount equal to Employee’s Base Salary for a period of one year following the Date of Termination.
(f) Resignation by the Executive. The Executive shall be entitled to resign his employment with the Company at any time during the term of this Agreement. If the Executive resigns his employment with the Company for any reason (i) the Company shall pay the Executive all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination as the result of his resignation; and (ii) the Company shall not have any further obligations to the Executive under this Agreement except those required to be provided by law or under the terms of any other agreement between the Company and the Executive.
9. Representations.
(a) The Company represents and warrants that this Agreement has been authorized by all necessary corporate action of the Company and is a valid and binding agreement of the Company enforceable against it in accordance with its terms.
(b) The Executive represents and warrants that he is not a party to any agreement or instrument which would prevent him from entering into or performing his duties in any way under this Agreement.
10. Confidentiality; Non-Competition.
(a) The Executive acknowledges that: (i) the Business is intensely competitive and that the Executive’s employment by the Company will require that the Executive have access to and knowledge of confidential information of the Company relating to such business and other trade secrets, in each case greater than the extent to which such information is generally known or publicly available through no violation of this Section 10 by the Executive; (ii) the use or disclosure of such information other than in furtherance of the Business may place the Company at a competitive disadvantage and may do damage, monetary or otherwise, to the Business; and (iii) the engaging by the Executive in any of the activities prohibited by this Section 10 shall constitute improper appropriation and/or use of such information. The Executive expressly acknowledges the trade secret status of the Company’s confidential information and that the confidential information constitutes a protectable business interest in the Company. Accordingly, the Company and the Executive agree as follows:

(b) For purposes of this Section 10, the Company shall be construed to include the Company, its subsidiaries and their respective affiliates.
(c) For a period of one (1) year after the termination of Executive’s employment for any reason (the “Non-Competition Period”), the Executive shall not engage in Competition, as defined below, with the Company in the State of Utah. For purposes of this Agreement, “Competition” by the Executive shall mean the Executive’s engaging in significant activities relating to, or otherwise directly or indirectly being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, agent, stockholder, member, owner or partner of, or permitting his name to be used in connection with the activities of any entity engaged in the operation of hospitals and/or in-patient healthcare facilities; provided that, it shall not be a violation of this subsection for Executive to become the registered or beneficial owner of less than five percent (5%) of any class of the capital stock of any one or more competing corporations registered under the Securities Exchange Act of 1934, as amended, provided that, the Executive does not actively participate in the business of such corporation until such time as this covenant expires.
(d) During the Non-Competition Period, the Executive agrees that he will not, directly or indirectly, for his benefit or for the benefit of any other person, firm or entity, (i) induce, attempt to induce, or assist others to induce any employee or other person or entity with whom the Company or its subsidiaries has any contractual or business relationship to terminate its, his or her association with the Company or its subsidiaries, or to cease doing business with the Company or its subsidiaries, or do anything to materially interfere with the relationship between the Company or its subsidiaries and any such person or entity, or (ii) hire, without the written consent of the Company, any person who was an employee of the Company or any of its subsidiaries during the Executive’s employment.
(e) The Executive acknowledges that the services to be rendered by him to the Company are of a special and unique character, which gives this Agreement a peculiar value to the Company, the loss of which may not be reasonably or adequately compensated for by damages in an action at law, and that a breach or threatened breach by him of any of the provisions contained in this Section 10 may cause the Company irreparable injury. The Executive therefore agrees that the Company may be entitled, in addition to any other right or remedy, to a temporary, preliminary and permanent injunction, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security, enjoining or restraining the Executive from any such violation or threatened violations.
(f) If any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the fullest extent permitted by law.

11. Entire Agreement. This Agreement contains all the understandings between the parties hereto pertaining to the matters referred to herein, and supersedes any other undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto. The Executive represents that, in executing this Agreement, he does not rely and has not relied upon any representation or statement not set forth herein made by the Company with regard to the subject matter or effect of this Agreement or otherwise and that Executive has been represented by counsel selected by Executive.
12. Amendment or Modification Waiver. No provision of this Agreement may be amended or waived, unless such amendment or waiver is agreed to in writing, signed by the Executive and by a duly authorized officer of the Company. No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.
13. Notices. Any notice to be given hereunder shall be in writing and shall be deemed given when delivered personally, sent by courier or facsimile or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice hereunder in writing:
To the Executive at:

3398 Deer Hollow Circle
Sandy, UT 84092

To the Company at:
117 Seaboard Lane
Building E
Franklin, TN 37067
Attention: General Counsel
Any notice delivered personally or by courier under this Section 14 shall be deemed given on the date delivered and any notice sent by facsimile or registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date transmitted by facsimile or mailed.
14. Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.
15. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

16. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Tennessee, without regard to the principles of conflicts of law thereof.
17. Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.
18. Withholding. All payments to the Executive under this Agreement shall be reduced by all applicable withholding required by federal, state or local law.
19. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
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IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement effective as of date set forth above.

IASIS Healthcare Management Company
By:	/s/ Sandra McRee
Name: Sandra McRee
Title: President/COO

EXECUTIVE
/s/ Kirk Olsen
Kirk Olsen